Exhibit 99.2

SECURITY AGREEMENT
(SECURITIES)

This SECURITY AGREEMENT (SECURITIES) (this “Agreement”) dated as of June 30, 2022, is made by STEPHEN M. CASE , as Trustee under the STEPHEN M. CASE REVOCABLE TRUST, dated December 17, 1998, as amended, whose mailing address is 1717 Rhode Island Avenue N.W., Suite 1000, Washington, D.C. 20036 (the “Pledgor”) in favor of BANK OF HAWAII, a Hawaii corporation (the “Bank”).

RECITALS:

A.            The Bank has established a revolving line of credit (the “Credit Facility”) up to the original principal amount of $25,000,000.00 in favor of Stephen M. Case (the “Borrower”) under a Second Amended and Restated Credit Agreement dated the date hereof (the “Credit Agreement”) evidenced by an Amended and Restated Revolving Note dated the date hereof (the “Note”), and guaranteed by a Payment Guaranty dated the date hereof made by Pledgor and ALPS Investment LLC (collectively, the “Guarantors”).

B.            Capitalized terms not specifically defined in this Agreement shall have the same meanings as in the Credit Agreement.

C.            Pursuant to Section 1.11 of the Credit Agreement, the Borrower is required to enter into Swap Transaction(s) to hedge the floating interest rate applicable to the Credit Facility for the entire term of the Credit Facility.

NOW, THEREFORE, the Bank and Pledgor hereby agree as follows:

1.             Parties; Grant of Security Interest. The Pledgor hereby grants to the Bank a security interest in the following (collectively, the “Collateral”): (a) the 7,814,012 shares of common stock of Maui Land & Pineapple Company, Inc. described in Schedule “A” attached to this Agreement (the “Pledged Securities”) and all certificates representing the Pledged Securities and all interests of the Pledgor in the entries on the books of the issuers of the Pledged Securities and/or any financial intermediary pertaining to the Pledged Securities and all dividends, interest payments, other cash or proceeds, stocks, options, warrants, rights, instruments and other property or proceeds from time to time received, receivable, distributed or distributable in respect of or in exchange for any and all of the Pledged Securities, and all accessions thereto and substitutions therefore; and (b) all proceeds of the above collateral, including, without limitation, all proceeds of the conversion, voluntary or involuntary, of such collateral, into cash or liquidated claims, including proceeds of insurance thereon. Provided, however, that notwithstanding anything herein to the contrary, the Collateral shall in no event include: (1) any stock of Bank of Hawaii Corporation (fka Pacific Century Financial Corporation), (2) any interest in a common trust fund or collective investment trust fund of the nature described in 12 C.F.R. Section 9.18, (3) Pledgor’s title to any land or other real property, or (4) any other investments or other property to the extent that a security interest therein granted to the Bank under this Agreement would cause the Bank to be in violation of any applicable statutes, regulations or other laws (collectively called “Excluded Collateral”), and in connection with the foregoing, no Excluded Collateral shall be deemed to constitute Collateral hereunder. As used herein, the term “Eligible Collateral” means: (a) the Pledged Securities, and (b) other assets if and to the extent specifically agreed by the Bank (but excluding Excluded Collateral).

Pledgor confirms that the Stock Assignment dated October 19, 2008 and the two (2) Stock Assignments both dated October 19, 2010 (with respect to the aggregate amount of 7,814,012 shares of common stock of Maui Land & Pineapple Company, Inc.) all remain in full force and effect and secure the Obligations.

2.              Obligations Secured. Pledgor has granted the security interest in the Collateral to the Bank for the purpose of securing: (a) the payment of all Indebtedness evidenced and secured by the Loan Documents; and (b) the observance and performance of all obligations to be observed or performed by Pledgor under this Agreement and by the Borrower and Guarantors under the Loan Documents. All obligations referred to in this Section 2 are herein called “Obligations”.

3.              Perfection of Security Interest. As to all Collateral in certificated form, all certificates or instruments representing or evidencing such Collateral have been (in respect of now- existing Collateral) or will be promptly (in respect of Collateral acquired after the date of this Agreement) delivered to the Bank in suitable form for transfer by delivery, accompanied by instruments of transfer or assignment duly executed in blank (with signatures appropriately guaranteed). As to all Collateral in non-certificated (book-entry) form, the Pledgor shall to the extent permitted by law cause the Bank’s security interest therein to be appropriately recorded on the stock register or bond register books of Maui Land & Pineapple Company, Inc. (the “Issuer”), and will execute any customary document necessary to perfect the Bank’s security interest therein and, if required by the Bank, will provide to the Bank an opinion of counsel in form and substance satisfactory to the Bank, confirming the perfection of the Bank’s security interest therein. The Pledgor authorizes the Bank to file one or more financing statements describing the Collateral and also agrees to execute any customary documents necessary or advisable to perfect and protect the Bank’s security interest.

4.             Representations and Warranties. Pledgor represents and warrants to the Bank as follows:

a.            Priority. Unless otherwise consented to by Bank in writing, the security interests granted to the Bank by this Agreement now do and hereafter will constitute security interests of first priority.

b.            Ownership. Pledgor is, and, as to Collateral acquired by the Pledgor from time to time after the date hereof, Pledgor will be, except as may otherwise be permitted by Bank in writing and so long as any Obligations remain outstanding, the owner of all Collateral free from any encumbrances, security interests, or rights or options held by any person or entity, other than Bank’s security interest therein, and Pledgor shall defend the Collateral against any and all claims and demands of all persons at any time claiming any interest therein in any manner materially adverse to the Bank.

c.            Authority. The Pledgor has full power, authority and legal right to grant to the Bank a security interest in the Collateral.

d.            No consent of any other party (including, without limitation, creditors of Pledgor) and no consent, authorization, approval, or other action by, and no notice to or filing with, any governmental authority is required either: (i) for the grant to Bank of a security interest in the Collateral pursuant to this Agreement or for the execution, delivery or performance of this Agreement by Pledgor; or (ii) for the exercise by Bank of the rights provided for in this Agreement except as may be required in connection with the Bank’s sale of the Collateral by laws affecting generally the offering and sale of securities or security entitlements.

e.            Non-Accessibility, etc. All the Pledged Securities have been duly authorized and validly issued and are fully-paid and non-assessable.

5.             Supplements; Further Assurances. Pledgor agrees that at any time and from time to time at Pledgor’ s expense, Pledgor will promptly execute and deliver all further instruments and documents, and take all further action, which may be necessary or that Bank deems appropriate or advisable, in order to initially perfect and thereafter preserve and protect any security interest granted or purported to be granted hereby or to enable Bank to exercise and enforce its rights and remedies hereunder as the Bank.

6.             Reserved.

7.             Covenants.

a.            The Pledgor will maintain at all times the Pledged Securities, and Pledgor will not cause such Pledged Securities or any portion thereof to be sold or otherwise transferred and will not, without the Bank’s prior written consent (which consent may be withheld at the Bank’s sole discretion) further pledge the Collateral.

c.             Pledgor will deliver any certificate or instrument constituting or representing any of the Collateral that it may obtain possession of, to the Bank, duly endorsed in blank without restriction, with a signature guaranty acceptable at the New York Stock Exchange and with all the necessary transfer tax stamps affixed.

8.             Voting Rights; Dividends; etc.

a.            As long as no Default or Event of Default shall have occurred and be continuing:

(1)            The Pledgor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Collateral or any part thereof for any purpose not inconsistent with the terms of this Agreement or other Loan Documents.

(2)            The Pledgor shall be entitled to receive and retain, and to utilize free and clear of the Bank’s security interest therein, any and all cash dividends and other cash distributions in respect of the Collateral; provided, however, that any and all dividends and other distributions in the form of securities (including distributions resulting from stock splits and dividends payable in stock) shall be promptly distributed or delivered to the Bank and shall, if received by the Pledgor, be received in trust for the benefit of the Bank, be segregated from the other property or funds of the Pledgor, and be promptly delivered to the Bank as Collateral in the same form as so received (with any necessary endorsement).

(3)            In order to permit the Pledgor to exercise the voting and other rights which it is entitled to exercise pursuant to Section 8.a.(1) above and to receive all dividends and distributions which it is entitled to receive under Section 8.a.(2) above, the Bank shall, if necessary, upon written notice from the Pledgor, from time to time execute and deliver to the Pledgor appropriate proxies, dividend payment orders and other instruments as the Pledgor may reasonably request.

b.            Upon the occurrence and during the continuance of a Default or Event of Default:

(1)            Upon written notice from the Bank to the Pledgor, all rights of the Pledgor to exercise the voting and other consensual rights which it would otherwise be entitled to exercise pursuant to Section 8.a.(1) above shall cease, and all such rights shall thereupon become vested in the Bank which shall thereupon have the sole right to exercise such voting and other consensual rights during the continuance of such Default or Event of Default.

(2)            All rights of the Pledgor to receive the dividends and distributions which it would otherwise be authorized to receive and retain pursuant to Section 8.a.(2) above shall cease and all such rights shall thereupon become vested in the Agent which shall thereupon have the sole right to receive and hold as Collateral such dividends and distributions during the continuance of such Default or Event of Default.

c.            In order to permit the Bank to exercise the voting and other consensual rights which it may be entitled to exercise pursuant to Section 8.b.(1) above, and to receive all dividends and distributions which it may be entitled to receive under Section 8.b.(2) above, the Pledgor shall, if necessary, upon written notice from the Bank, from time to time execute and deliver to the Bank appropriate proxies, dividend payment orders and other instruments as the Bank may reasonably request or Bank may cause stock to be held in the Bank’s name.

d.            All dividends and distributions which are received by the Pledgor contrary to the provisions of Section 8.b.(2) above shall be received in trust for the benefit of the Bank as a secured party, shall be segregated from other funds of the Pledgor and shall be forthwith paid over to the Bank as Collateral in the same form as so received (with any necessary endorsement).

9.            Bank Appointed Attorney-in-Fact. Pledgor hereby appoints Bank the Pledgor’s attorney-in-fact, with full power of substitution, and with full authority in the name, place and stead of Pledgor, or otherwise, from time to time, after a Default or Event of Default has occurred and is continuing, in Bank’s discretion to take any action and to execute any instrument which Bank may reasonably deem necessary or advisable to accomplish the purposes of this Agreement. Such action includes, without limitation, to receive, endorse and collect all instruments made payable to the Pledgor representing any dividend or other distribution in respect of the Collateral or any part thereof and to give full discharge for the same. Said power of attorney is irrevocable, being coupled with an interest.

10.            Reasonable Care. The Bank shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equivalent to that which the Bank, in its individual capacity, accords its own similar property, it being understood that the Bank shall have no responsibility for: (a) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not the Bank has or is deemed to have knowledge of such matters; or (b) taking any necessary steps (other than steps taken in accordance with the standard of care set forth above to maintain physical possession of the certificates representing the Pledged Securities) to preserve rights against any person with respect to any Collateral. Bank shall not be deemed to hold the Collateral in a fiduciary capacity for Pledgor and shall have no responsibility for ascertaining or making investment decisions, whether or not Bank is deemed to have knowledge of such matters.

11.            Events of Default. As used in this Agreement, the terms “Default” and “Event of Default” have the meanings given to such terms in the Credit Agreement.

a.            Remedies; Obtaining the Collateral Upon Event of Default. If any Event of Default shall have occurred and be continuing, then and in every such case, the Bank may, in its sole discretion: (i) exchange certificates representing any of the Collateral for certificates of larger or smaller denominations; (ii) collect, including by legal action, any notes, instruments, checks or other evidences of payment obligations included in the Collateral and compromise or settle same with the relevant obligor; and (iii) cause any other bank or nominee aforesaid, to dispose of any Collateral with the proceeds thereof to be applied as provided in Section 12 hereof.

b.            Remedies: Disposition of the Collateral. Bank may from time to time exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party on default under the Uniform Commercial Code (the “Code”) in effect in the State of Hawaii at the time of an Event of Default. The Bank may also in its sole discretion, without notice except as specified below, sell the Collateral or any part thereof at public or private sale, at any exchange, broker’s board or at any of the Bank’s offices or elsewhere, for cash, on credit or for future delivery, and at such price or prices and upon such other terms as are commercially reasonable, irrespective of the impact of any such sales on the market price of the Collateral. The Bank may be the purchaser of any or all of the Collateral at any such sale to the extent permitted by law and shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at such sale, to use and apply any of the Obligations owed to the Bank as a credit on account of the purchase price. Each purchaser at any such sale shall acquire the property sold absolutely free from any claim or right on the part of the Pledgor, and the Pledgor hereby waives (to the full extent permitted by law) all rights of redemption, stay and/or appraisal which the Pledgor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. Pledgor agrees that, to the extent notice of sale shall be required by law, ten (10) days’ notice to the Pledgor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Bank shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Bank may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place at and to which it was so adjourned. Pledgor hereby waives any claims against the Bank arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if the Bank accepts the first offer received and does not offer such Collateral to more than one offeree.

c.            Remedies: General. If any Event of Default shall have occurred and be continuing the Bank shall have, in addition to any and all other rights and remedies, legal or equitable, available under the Loan Documents or at law, the right to the ex parte appointment of a receiver with respect to the Collateral.

12.            Application of Proceeds. After and during the continuance of an Event of Default, any cash held by Bank as Collateral and all cash proceeds received by Bank in respect of any sale of, collection from, or other realization upon all or any part of the Collateral shall be applied from time to time:

First, to the payment of the costs and expenses of such sale, collection or other realization, including compensation to Bank’s agents and attorneys, and all expenses, liabilities and advances made or incurred by Bank in connection therewith;

Second, to the payment of the Obligations then due; and

Third, after payment in full of all Obligations then due, to Pledgor, or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct, any surplus then remaining from such proceeds.

Pledgor acknowledges and agrees that the Bank shall receive the full proceeds from the sale of the Collateral and that the Bank is not responsible for providing funds nor paying taxes owed due to the sale of the Collateral.

13.            Indemnification. The Pledgor agrees to indemnify the Bank against and hold the Bank harmless from any and all liability, loss or damages, including all costs, expenses and reasonable attorneys’ fees, which the Bank may incur by reason of this Agreement or any actions taken by the Bank pursuant to this Agreement. Should the Bank incur any liability, costs or expenses mentioned in this paragraph, the Pledgor shall immediately upon demand reimburse the Bank for the full amount thereof, and the Bank may apply the Collateral in or toward the satisfaction of, or reimbursement for said loss or damage.

14.            No Waiver. No failure on the part of Bank to exercise, and no course of dealing with respect to, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by Bank of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies herein provided are to the full extent permitted by law cumulative and are not exclusive of any remedies provided by law.

15.            Notices. Any notices or consents required or permitted by this Agreement shall be in writing and shall be deemed delivered if delivered in person or if sent by certified mail, postage prepaid, return receipt requested to Pledgor or Bank at their respective addresses set forth next to their signatures below, or to such other address as Pledgor or the Bank may notify the other from time to time in accordance with this Section, including a copy to Ka Po’e Hana LLC, 1717 Rhode Island Avenue N.W., Suite 1000, Washington, D.C. 20036, Attn: John Sabin.

16.            Applicable Law. The laws of the State of Hawaii shall govern the construction of this Agreement and the rights and remedies of the parties hereto.

17.            Binding Effect and Entire Agreement. This Agreement shall inure to the benefit of, and shall be binding on, Bank and its successors and assigns and Pledgor and its successors, successors in trust and assigns. This Agreement, together with all other documents evidencing or securing the Obligations, constitutes the entire agreement between Bank and Pledgor.

18.            Amendments; Consents. No amendment, modification, supplement, termination, or waiver of any provision of this Agreement, and no consent to any material departure by Pledgor therefrom, may in any event be effective unless in writing signed by Bank, and then only in the specific instance and for the specific purpose given.

19.            Severability. If any provision of this Agreement shall be held invalid under any applicable law, such invalidity shall not affect any other provision of this Agreement that can be given effect without the invalid provision, and, to this end, the provisions of this Agreement are severable.

20.            Waiver of Jury Trial. THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM, OR COUNTERCLAIM, WHETHER IN CONTRACT OR TORT, AT LAW OR IN EQUITY, ARISING OUT OF OR IN ANYWAY RELATED TO THIS AGREEMENT, THE CREDIT AGREEMENT OR ANY OF THE LOAN DOCUMENTS.

21.            Joinder by Borrower. By his signature below, Borrower hereby consents to the foregoing Agreement, agrees that this Agreement constitutes a “Loan Document” under the Credit Agreement, agrees that a default under this Agreement constitutes a default under the Credit Agreement, agrees that the term “Security Agreement” as used in the Credit Agreement means this Agreement as the same may be amended from time to time, and agrees that the term “Collateral” as used in the Credit Agreement shall include the Collateral under this Agreement.

22.            Counterparts. The parties hereto agree that this instrument may be executed in counterparts and by facsimile signature (with delivery of original signature to promptly follow), each of which shall be deemed an original, and said counterparts shall together constitute one and the same agreement, binding all of the parties hereto, notwithstanding all of the parties are not signatories to the original or the same counterparts. For all purposes, including without limitation and delivery of this instrument, duplicate unexecuted and unacknowledged pages of the counterparts may be discarded and the remaining pages assembled as one document.

23.            Delivery of Signatures. The parties hereto agree that delivery of a signature page to, or an executed counterpart of, this document by facsimile, email transmission of a scanned image or other electronic means, shall be effective as delivery of an originally executed counterpart, and shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based record keeping system, as the case may be, to the extent and as provided for in any applicable law. Alternatively, you agree to adopt your electronic signature below as your signature and you are creating a valid, binding contract under the Federal Electronic Signatures in Global and National Commerce Act, the Hawaii Uniform Electronic Transactions Act and/or the Hawaii Uniform Commercial Code. You further acknowledge and agree that upon request you will deliver an original, fully executed copy of this document to Bank of Hawaii.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Pledgor, Bank and Borrower have duly executed this Agreement as of the date first above written.

BANK OF HAWAII, a Hawaii corporation

/s/ Ryan Kitamura
Name: Ryan Kitamura
Title: Vice President

Bank

Address:	130 Merchant Street, 16th Floor Honolulu, Hawaii 96813 Attn: Ryan Kitamura

/s/ Stephen M. Case
STEPHEN M. CASE, as trustee under the Stephen M. Case Revocable Trust, as amended

Pledgor

Address:	1717 Rhode Island Ave. N.W. Suite 1000 Washington, D.C. 20036

/s/ Stephen M. Case
STEPHEN M. CASE

Borrower

Address:	1717 Rhode Island Ave. N.W. Suite 700 Washington, D.C. 20036

Security Agreement (Securities)